Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of FTAI Infrastructure Inc. for the registration of Common Stock and to the incorporation by reference therein of our report dated March 22, 2022, with respect to the balance sheet of FTAI Infrastructure LLC as of December 31, 2021 included in its Form 10 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 21, 2022